Exhibit 99.1

Contact:	Patti McKee	FOR IMMEDIATE RELEASE
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7223

ViewPoint Financial Group, Inc. and Highlands Bancshares, Inc.

Announce Approval by Highlands’ Shareholders of Merger Agreement

PLANO, Texas, March 9, 2012 … ViewPoint Financial Group, Inc. (“ViewPoint”) (NASDAQ: VPFG) and Highlands Bancshares, Inc. (“Highlands”) announced today that on March 7, 2012, Highlands’ shareholders approved the merger agreement by and between ViewPoint and Highlands. Subject to receipt of all required regulatory approvals, the companies expect to complete the merger in April 2012.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, National Association. ViewPoint Bank, N.A. operates 25 community bank offices and eight loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

About Highlands Bancshares, Inc.

Highlands Bancshares, Inc. is a bank holding company that operates four banking centers in the Dallas area as Highlands Bank, as well as two banking centers in Jack and Wise Counties as The First National Bank of Jacksboro. For more information, please visit www.thehighlandsbank.com.

When used in this press release and in documents filed or furnished by ViewPoint with the Securities and Exchange Commission (the “SEC”) in ViewPoint’s other press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected, including, among other things, the expected cost savings, synergies and other financial benefits from the ViewPoint-Highlands merger might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected, the requisite regulatory approvals might not be obtained or other conditions to completion of the merger set forth in the merger agreement might not be satisfied or waived, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, ViewPoint’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in ViewPoint’s market area, the industry-wide decline in mortgage production, competition, changes in management’s business strategies and other factors set forth in ViewPoint’s filings with the SEC.

ViewPoint does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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